ARCADIS GEOTECNICA

White Mountain Titanium Corporation
Augusto Leguia 100, oficina 812
Las Condes,
Santiago, Chile

Arcadis Geotecnica
Eliodoro Yañez 1893
Providencia,
Santiago, Chile

Gentlemen:

Re: **CONSENTS FOR S-1 REGISTRATION STATEMENT**

We hereby consent to the inclusion in this Form S-1 Registration Statement of White Mountain Titanium Corporation (SEC File No. 333-164963) of the information in our report Environmental Base Line Study dated December 2004, 2005 & 2006 relating to the Cerro Blanco project referenced therein and to our firm as an expert under the heading "Experts" in the Registration Statement, and concur with the summary of such reports in this Registration Statement.

By: Arcadis Geotecnica
Name: Verónica Bilbao S.
Title: Project Manager

Date: March 24, 2010